Exhibit 99.77(q)(1)

ITEM 77Q-1 – Exhibits

(a)(1)	Articles Supplementary dated November 21, 2014 (Increase Authorized Shares for Class S shares of Voya Global Value Advantage Portfolio) – Filed herein.
(a)(2)	Articles Supplementary dated September 23, 2014 (classification and designation of Class T shares for Voya Global Value Advantage Portfolio) – Filed herein.
(e)(1)	Investment Management Agreement between Voya Investments, LLC and Voya Variable Portfolios, Inc. effective November 18, 2014 – Filed herein.
(e)(2)	Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC effective November 18, 2014 – Filed herein.